EXHIBIT 99.2

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME – RECLASSIFIED

(In thousands, except per share amounts)

	For the Three Months Ended,				For the Year Ended December 31, 2007
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
REVENUE:
Tuition and registration fees	$439,500	$417,877	$407,785	$445,993	$1,711,155
Other	20,917	17,042	25,345	21,275	84,579

Total revenue	460,417	434,919	433,130	467,268	1,795,734

OPERATING EXPENSES:
Educational services and facilities	162,541	161,809	165,885	173,456	663,691
General and administrative	237,980	250,640	230,299	233,266	952,185
Depreciation and amortization	18,781	19,662	19,301	20,439	78,183
Goodwill and asset impairment	—	—	—	36,765	36,765

Total operating expenses	419,302	432,111	415,485	463,926	1,730,824

Operating income	41,115	2,808	17,645	3,342	64,910

OTHER INCOME (EXPENSE):
Interest income	4,706	4,127	4,271	5,843	18,947
Interest expense	(360)	(176)	(343)	(286)	(1,165)
Share of affiliate earnings	1,712	949	209	1,865	4,735
Miscellaneous expense	237	479	56	(30)	742

Total other income, net	6,295	5,379	4,193	7,392	23,259

Pretax Income	47,410	8,187	21,838	10,734	88,169
PROVISION FOR INCOME TAXES	17,374	3,062	6,277	1,903	28,616

NET INCOME	$30,036	$5,125	$15,561	$8,831	$59,553

NET INCOME PER SHARE - DILUTED	$0.31	$0.05	$0.17	$0.10	$0.63

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING:	96,812	94,659	93,455	92,412	94,407